Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Investor Relations

314/994-2897

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Fourth Quarter 2018 Results

Ships record coking coal volumes and achieves metallurgical segment gross margin of $98 million or $46.69 per ton

Returns $96 million to shareholders through share repurchases and dividends

Announces plans to develop a second world-class longwall mine on Leer reserves

Increases recurring quarterly dividend by 12.5 percent

ST. LOUIS, February 14, 2019 — Arch Coal, Inc. (NYSE: ARCH) today reported net income of $86.1 million, or $4.44 per diluted share, in the fourth quarter of 2018, compared with net income of $81.3 million, or $3.64 per diluted share, in the prior-year period.  The company earned adjusted earnings before interest, taxes, depreciation, depletion, amortization, accretion on asset retirement obligations, and non-operating expenses (“adjusted EBITDA”) (1) of $122.6 million in the fourth quarter of 2018, which includes a $13.0 million non-cash mark-to-market gain associated with the company’s coal-hedging activities.  This compares to $97.8 million of adjusted EBITDA recorded in the fourth quarter of 2017.  Revenues totaled $651.0 million for the three months ended December 31, 2018, representing a 16 percent increase from the prior-year quarter.

For the full year, Arch recorded net income of $312.6 million, or $15.15 per fully diluted share, compared to $238.5 million, or $9.84 per fully diluted share, in 2017.  Adjusted EBITDA totaled $437.8 million, including a $9.1 million non-cash mark-to-market charge associated with the company’s coal-hedging activities, compared to $419.7 million in adjusted EBITDA in 2017.

“Arch capped off 2018 with yet another outstanding quarterly performance,” said John W. Eaves, Arch’s chief executive officer.  “Once again, we delivered substantial levels of free cash flow as we capitalized on continued strength in global coking coal markets and resurgent demand for Powder River Basin coal.  At the same time, we returned $96 million to shareholders under our capital return program, and today announced the commencement of a transformational mine development project that we believe sets the stage for even greater value creation in the future.  As we progress through 2019, we are exceptionally well-positioned to meet the modest, ongoing

(1)  Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

capital needs of the business; drive robust, continued progress on our capital return program; and fund the 2019 development work on the exciting, new Leer South mine.”

Leer South will be similar to Arch’s Leer mine in virtually every respect, and is expected to produce three million tons of High-Vol A coking coal annually from the same 200-million-ton reserve base as Leer.  “With the addition of Leer South, Arch will greatly enhance its portfolio of world-class coking coal assets, and cement our position as the premier global producer of High-Vol A coking coal,” Eaves said.  Arch currently anticipates the total capital needs of Leer South to be between $360 million and $390 million, of which $90 million is expected to be spent in 2019.

Arch concurrently issued a separate news release and presentation — available on the company’s website at archcoal.com — with additional details and commentary on the Leer South project.

Capital Allocation Progress

During the fourth quarter, Arch repurchased 1 million shares of common stock, representing 4 percent of the shares outstanding in May 2017 when the capital return program was launched, at a total investment of $88.7 million.  Since the program’s inception, Arch has invested a total of $584 million to buy back 7.2 million shares of stock, representing 29 percent of the initial shares outstanding.  To date, Arch’s board of directors has authorized the expenditure of up to $750 million for share buybacks, leaving $166 million remaining under the current authorization.

“The repurchase of nearly 29 percent of our shares outstanding in a period of just seven quarters underscores the substantial, durable and ongoing cash-generating potential of our portfolio of top-tier assets,” said John T. Drexler, Arch’s chief financial officer.  “With $428 million of cash and $498 million of total liquidity at year-end, coupled with our anticipation for strong cash flow generation in 2019, we expect to have the capability to continue to buy back shares at comparable rates to 2018 should we deem that prudent, even as we use internally generated cash to fund the 2019 development work on Leer South.”

Along with the buybacks, Arch returned an additional $7.3 million to shareholders through its recurring quarterly dividend, bringing total dividend payments since May 2017 to $56 million.  All told, Arch has now returned approximately $640 million to shareholders via share buybacks and dividends over the course of the past seven quarters.

Looking ahead, the board has approved a 12.5 percent increase in the recurring quarterly dividend, bringing the quarterly cash dividend payment to $0.45 per share.  Since launching the capital return program in May 2017, Arch has now increased the quarterly dividend rate twice, by a total of nearly 30 percent.

“Given our continued strong cash generation and positive long-term outlook for the business, we view this as an appropriate time to further reward our shareholders with an increase in the quarterly dividend,” Drexler said.

The next quarterly cash dividend payment of $0.45 per common share is scheduled to be paid on

March 15, 2019 to stockholders of record at the close of business on March 5, 2019.

Future dividend declarations and share repurchases will be subject to ongoing board review and authorization and will be based on a number of factors, including business and market conditions, Arch’s future financial performance, and other capital priorities.

Liquidity Update

“We are continuing to increase liquidity — which approached $500 million at year-end 2018 — and further strengthen our already strong balance sheet in order to support both our capital return program and our exciting, new Leer South development,” Drexler said.

In keeping with this effort, Arch successfully amended its inventory-only, asset-based lending facility during the fourth quarter, increasing the size of the facility from $40 million to $50 million.  This increase — when combined with the actions taken in the third quarter to increase availability on the company’s accounts receivable securitization facility — resulted in $65 million of unused borrowing capacity at year-end 2018.  Including Arch’s cash balance of $428 million, total liquidity at year-end was $498 million.  Additionally, in January 2019, Arch successfully replaced a $60 million letter of credit related to self-insurance obligations with surety bonds, freeing up an additional $60 million of borrowing capacity.

“While we are focused on maintaining a significant percentage of cash as part of our total liquidity strategy, these achievements should free up availability in our borrowing facilities of $80 million to $120 million,” Drexler said.  “This capacity can be used to support our ongoing capital requirements and the 2019 development work at Leer South, while still enabling us to return capital to shareholders at a comparable rate to 2017 and 2018 should we opt to do so.”

In addition, during the course of 2019, Arch expects to convert to cash a significant percentage of the $52 million tax benefit recognized in 2018.  As previously noted, Arch expects to have no cash taxes for the next 10 years or more.

Operational Results

“Arch turned in another strong operating performance in the fourth quarter, led by record coking coal shipments, strong pricing and near-record margins in our Metallurgical segment,” said Paul A. Lang, Arch’s president and chief operating officer.  “In addition, our Powder River Basin operations delivered another strong shipping quarter, as our Black Thunder mine capitalized on a rebound in spot market activity and increased train availability stemming from lingering, weather-related challenges elsewhere in the basin.”

	Metallurgical
	4Q18	3Q18	4Q17

Tons sold (in millions)	2.1	1.9	1.8
Coking	1.9	1.7	1.5
Thermal	0.2	0.2	0.3
Coal sales per ton sold	$121.53	$104.75	$90.82
Coking	$130.49	$114.89	$101.76
Thermal	$37.83	$35.35	$25.92
Cash cost per ton sold	$74.84	$62.54	$59.50
Cash margin per ton	$46.69	$42.21	$31.32

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures.”

Mining complexes included in this segment are Beckley, Leer, Mountain Laurel and Sentinel.

“We shipped a company-record 1.9 million tons of coking coal during the fourth quarter and achieved a robust average margin of $46.69 per ton in the Metallurgical segment, which was up 11 percent versus the already-strong average margin achieved in the previous quarter,” Lang said.  “Segment costs were up markedly due primarily to higher maintenance costs related to the accelerated timing of several repair projects, but those accelerated expenditures should deliver a corresponding benefit in 2019.  In addition, we had a longwall move at Leer and encountered some thinner-than-expected coal at the Sentinel mine during the quarter, but progressed out of the affected area in late January.”

Looking ahead, Lang indicated that Arch’s average Metallurgical coal cost for full-year 2019 should be in the $61 to $66 per ton range, as the anticipated progression into thicker coal at the Leer mine more than offsets inflationary pressures on costs for supplies and materials.  Lang indicated that coking coal sales volumes are projected to be between 6.6 million and 7.0 million tons during 2019, with first quarter volumes being significantly lower than ratable due to longwall moves at both the Leer and Mountain Laurel mines, accelerated shipments in the fourth quarter of 2018, and the impact of the seasonal closure of Great Lakes shipping channels on North American shipments.  As a result, first quarter 2019 per-ton coking coal costs are likely to be comparable to those reported in the fourth quarter of 2018, and then to come into line with guidance as the year progresses.

	Powder River Basin
	4Q18	3Q18	4Q17

Tons sold (in millions)	19.5	21.5	19.5
Coal sales per ton sold	$11.88	$12.02	$12.32
Cash cost per ton sold	$10.66	$9.76	$10.78
Cash margin per ton	$1.22	$2.26	$1.54

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures.”

Mining complexes included in this segment are Black Thunder and Coal Creek.

In the Powder River Basin, sales volumes totaled 19.5 million tons, which was significantly higher than anticipated due to continued, strong spot sales and healthy overall shipment levels associated with the persistent impact of heavy rains elsewhere in the basin during the year’s second half.  The realized price per ton declined modestly in the fourth quarter, while costs were in line with annual guidance.

Also during the quarter, Arch finalized a previously announced revision to the mining and reclamation plan at its Black Thunder mine that resulted in a $96 million reduction, on a discounted basis, in the company’s asset retirement obligation (ARO), and corresponding asset, on its balance sheet.  The revised plan provides for accelerated mine reclamation during the ordinary mining process, and is not expected to increase operating costs.

Looking ahead, Arch expects to produce 70 million to 80 million tons of coal at its Black Thunder mine in 2019 as it intensifies its focus on the higher-quality segment of the Powder River Basin market, which continues to attract a premium over the 8400 Btu segment well in excess of historical averages.  Correspondingly, Arch plans to operate its Coal Creek mine at a much-reduced level in 2019 given the continued weak pricing for 8400 Btu coal.

	Other Thermal
	4Q18	3Q18	4Q17
Tons sold (in millions)	2.3	2.5	2.3
Coal sales per ton sold	$34.89	$36.96	$35.43
Cash cost per ton sold	$28.76	$27.68	$24.88
Cash margin per ton	$6.13	$9.28	$10.55

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures.”

Mining complexes included in this segment are Coal-Mac, Viper and West Elk.

In the Other Thermal segment, sales volumes declined 8 percent versus the previous quarter due in part to a longwall move at the West Elk mine in the fourth quarter.  In addition, average realizations declined 6 percent due to a smaller percentage of high-quality Coal-Mac coal in the overall sales mix.  Cash costs increased modestly as well — again due principally to mix issues. Export business represented nearly 50 percent of Other Thermal volumes shipped during the fourth quarter, as Arch continued to take advantage of the strong international market conditions that prevailed for much of the year.  Lower shipment levels at West Elk in the first quarter of 2019 are expected to result in compressed margins in the Other Thermal segment during the first quarter of 2019.

Key Market Developments

Despite concerns about global economic conditions, Arch believes that global coking coal markets remain in healthy balance — underpinned by the ongoing strength of global steel demand, cost inflation in key coking coal supply regions, and overall supply tightness associated with years of under-investment in new coking coal and logistics capacity.

While coking coal prices retraced in December and early January — as they have numerous times during the current upcycle — they appear to be stabilizing once again in the face of renewed buying activity and a new spate of supply disruptions.

In China, the government has resumed an intensive program of safety checks and is taking steps to restrict production at small, inefficient coal mines following several, tragic incidents at Chinese coking coal mines.  In Australia, the largest supplier to the seaborne coking coal market by far, exports continue to lag pre-cyclone levels due in part to a fragile logistics chain, extensive and ongoing port maintenance, and continuing mine disruptions.

Meanwhile, Indian hot metal production continues to expand at a rapid pace, increasing approximately 40 percent over the past five years to more than 70 million tons.  As a result, Arch expects India to supplant China and Japan as the world’s largest importer of seaborne coking coal in the near future.

Looking ahead, Arch expects coking coal markets to remain strong throughout 2019.  At the same time, Arch believes that rising production costs are shifting the longer term clearing price for coking coal higher.

In thermal markets, U.S. demand has strengthened in recent months due to rapidly normalizing stockpile levels at power generators and cold winter weather in recent weeks.  That demand pull has spurred stronger shipment levels while inducing higher levels of both spot and term business.

During the fourth quarter, Arch placed 1.3 million tons of coking coal for delivery in 2019 — primarily at market-based pricing — bringing total commitments for the year to 5.8 million tons.

On the thermal side, Arch committed another 17 million tons of Powder River Basin coal for delivery in 2019, bringing total annual commitments to 58.4 million tons, comprised of 56.6 million tons at a fixed average price of $12.13 per ton and 1.8 million tons at market-based pricing.  Buying activity has continued at a brisk pace, with Arch having placed significant additional, incremental volumes since 2019 began.

“We continued to augment and strengthen our committed book of sales during the fourth quarter, and believe we are in an exceptionally strong position entering 2019,” Lang said.  “At year-end 2018, we had placed 85 percent of our coking coal business with a strong and increasingly diverse global customer base.  In addition, including the business transacted to date in 2019, we have locked in both volume and price on nearly 85 percent of our projected thermal output.”

Outlook

“We are excited about Arch’s exceptional, long-term prospects for value creation and growth,” Eaves said.  “In 2019, we expect to put our strong, internally generated free cash flow and ample liquidity to work in driving robust, ongoing progress on our capital return program, while simultaneously funding the highly promising Leer South growth project.  We fully expect Leer South to deliver exceptional returns and a rapid payback, and to replicate the great success of our world-class Leer mine.  With Leer South, Arch will enhance its already enviable position on the U.S. cost curve, strengthen its coking coal profit margins in any market environment, and cement its position as the leading supplier of High-Vol A coking coal globally.”

	2019
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking	6.6	-	7.0
Thermal	80.0	-	85.0
Total	86.6		92.0

Metallurgical (in millions of tons)
Committed, Priced Coking North American*			0.7	$119.45
Committed, Unpriced Coking North American			1.0
Committed, Priced Coking Seaborne			0.2	$115.37
Committed, Unpriced Coking Seaborne			3.9
Total Committed Coking			5.8

Committed, Priced Thermal Byproduct			0.8	$32.64
Committed, Unpriced Thermal Byproduct			—
Total Committed Thermal Byproduct			0.8

Average Metallurgical Cash Cost				$61.0 - $66.0

Powder River Basin (in millions of tons)
Committed, Priced			56.6	$12.13
Committed, Unpriced			1.8
Total Committed			58.4
Average Cash Cost				$10.70 - $11.00

Other Thermal (in millions of tons)
Committed, Priced			6.5	$40.53
Committed, Unpriced			1.2
Total Committed			7.7
Average Cash Cost				$29.00 - $33.00

Corporate (in $ millions)
D,D&A	$115.0	-	$120.0
ARO Accretion	$19.0	-	$21.0
S,G&A - cash	$74.0	-	$78.0
S,G&A - non-cash	$18.0	-	$20.0
Net Interest Expense	$10.0	-	$15.0
Capital Expenditures	$170.0	-	$190.0
Tax Provision (%)	Approximately 0%

A conference call regarding Arch Coal’s fourth quarter and full year 2018 financial results will be webcast live today at 10 a.m. Eastern time.  The conference call can be accessed via the

“investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries.  Arch operates a streamlined portfolio of large-scale, low-cost mining complexes that produce high-quality metallurgical coals in Appalachia and low-emitting thermal coals in the Powder River Basin and other strategic supply regions.  For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation and steel industries; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors, from the Tax Cuts and Jobs Act and other tax reforms; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to pay dividends or repurchase shares in accordance with our announced capital allocation plan from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$650,963	$560,244	$2,451,787	$2,324,623

Costs, expenses and other operating
Cost of sales	514,005	450,699	1,925,202	1,839,993
Depreciation, depletion and amortization	27,536	27,928	119,563	122,464
Accretion on asset retirement obligations	6,993	7,383	27,970	30,209
Amortization of sales contracts, net	1,567	11,082	11,107	53,985
Change in fair value of coal derivatives and coal trading activities, net	(13,024)	4,477	9,118	7,222
Selling, general and administrative expenses	26,687	23,444	100,300	87,952
Gain on sale of Lone Mountain Processing, Inc.	—	277	—	(21,297)
Other operating (income) expense, net	709	(16,163)	(20,611)	(30,241)
	564,473	509,127	2,172,649	2,090,287

Income from operations	86,490	51,117	279,138	234,336

Interest expense, net
Interest expense	(4,847)	(5,505)	(20,471)	(26,905)
Interest and investment income	2,156	560	6,782	2,649
	(2,691)	(4,945)	(13,689)	(24,256)

Income before nonoperating expenses	83,799	46,172	265,449	210,080

Nonoperating expenses
Non-service related pension and postretirement benefit costs	(996)	(166)	(3,202)	(1,940)
Net loss resulting from early retirement of debt and debt restructuring	—	—	(485)	(2,547)
Reorganization items, net	(60)	494	(1,661)	(2,398)
	(1,056)	328	(5,348)	(6,885)

Income before income taxes	82,743	46,500	260,101	203,195
Benefit from income taxes	(3,351)	(34,771)	(52,476)	(35,255)

Net income	$86,094	$81,271	$312,577	$238,450

Net income per common share
Basic EPS	$4.69	$3.75	$15.90	$10.05
Diluted EPS	$4.44	$3.64	$15.15	$9.84

Weighted average shares outstanding
Basic weighted average shares outstanding	18,344	21,653	19,663	23,725
Diluted weighted average shares outstanding	19,396	22,333	20,629	24,240

Dividends declared per common share	$0.40	$0.35	$1.60	$1.05

Adjusted EBITDA (A) (Unaudited)	$122,586	$97,787	$437,778	$419,697

(A) Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$264,937	$273,387
Short-term investments	162,797	155,846
Trade accounts receivable	200,904	172,604
Other receivables	48,926	29,771
Inventories	125,470	128,960
Other current assets	75,749	70,426
Total current assets	878,783	830,994

Property, plant and equipment, net	834,828	955,948

Other assets
Equity investments	104,676	106,107
Other noncurrent assets	68,773	86,583
Total other assets	173,449	192,690
Total assets	$1,887,060	$1,979,632

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$128,024	$134,137
Accrued expenses and other current liabilities	183,514	184,161
Current maturities of debt	17,797	15,783
Total current liabilities	329,335	334,081
Long-term debt	300,186	310,134
Asset retirement obligations	230,304	308,855
Accrued pension benefits	16,147	14,036
Accrued postretirement benefits other than pension	83,163	102,369
Accrued workers’ compensation	174,303	184,835
Other noncurrent liabilities	48,801	59,457
Total liabilities	1,182,239	1,313,767

Stockholders’ equity
Common Stock	250	250
Paid-in capital	717,492	700,125
Retained earnings	527,666	247,232
Treasury stock, at cost	(583,883)	(302,109)
Accumulated other comprehensive income	43,296	20,367
Total stockholders’ equity	704,821	665,865
Total liabilities and stockholders’ equity	$1,887,060	$1,979,632

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2018	2017
	(Unaudited)
Operating activities
Net income	$312,577	$238,450
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	119,563	122,464
Accretion on asset retirement obligations	27,970	30,209
Amortization of sales contracts, net	11,107	53,985
Prepaid royalties expensed	134	2,905
Deferred income taxes	18,701	(21,965)
Employee stock-based compensation expense	17,519	10,437
Gains on disposals and divestitures	(625)	(24,327)
Net loss resulting from early retirement of debt and debt restructuring	485	2,547
Amortization relating to financing activities	4,179	3,736
Changes in:
Receivables	(22,903)	8,370
Inventories	3,490	(19,626)
Accounts payable, accrued expenses and other current liabilities	(14,208)	17,173
Income taxes, net	(46,970)	(6,834)
Other	(13,056)	(21,050)
Cash provided by operating activities	417,963	396,474

Investing activities
Capital expenditures	(95,272)	(59,205)
Minimum royalty payments	(584)	(5,296)
Proceeds from disposals and divestitures	1,083	12,920
Purchases of short term investments	(143,328)	(258,948)
Proceeds from sales of short term investments	136,630	190,064
Investments in and advances to affiliates, net	(2,481)	(10,173)
Cash used in investing activities	(103,952)	(130,638)

Financing activities
Proceeds from issuance of term loan due 2024	—	298,500
Payments to extinguish term loan due 2021	—	(325,684)
Payments on term loan due 2024	(3,000)	(2,250)
Net payments on other debt	(6,077)	(694)
Debt financing costs	(1,257)	(10,149)
Net loss resulting from early retirement of debt and debt restructuring	(50)	(2,360)
Dividends paid	(31,269)	(24,369)
Purchases of treasury stock	(280,871)	(301,512)
Other	(152)	(138)
Cash used in financing activities	(322,676)	(368,656)

Decrease in cash and cash equivalents, including restricted cash	(8,665)	(102,820)
Cash and cash equivalents, including restricted cash, beginning of period	273,602	376,422

Cash and cash equivalents, including restricted cash, end of period	$264,937	$273,602

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$264,937	$273,387
Restricted cash	—	215

	$264,937	$273,602

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	December 31,	December 31,
	2018	2017
	(Unaudited)

Term loan due 2024 ($294.8 million face value)	$293,626	$296,435
Other	30,449	36,514
Debt issuance costs	(6,092)	(7,032)
	317,983	325,917
Less: current maturities of debt	17,797	15,783
Long-term debt	$300,186	$310,134

Calculation of net debt
Total debt (excluding debt issuance costs)	$324,075	$332,949
Less liquid assets:
Cash and cash equivalents	264,937	273,387
Short term investments	162,797	155,846
	427,734	429,233
Net debt	$(103,659)	$(96,284)

Arch Coal, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Three Months Ended December 31, 2018		Three Months Ended September 30, 2018		Three Months Ended December 31, 2017
	(Unaudited)		(Unaudited)		(Unaudited)
Powder River Basin
Tons Sold	19.5		21.5		19.5

Segment Sales	$231.9	$11.88	$258.3	$12.02	$239.9	$12.32
Segment Cash Cost of Sales	208.1	10.66	209.8	9.76	209.9	10.78
Segment Cash Margin	23.8	1.22	48.5	2.26	30.0	1.54

Metallurgical
Tons Sold	2.1		1.9		1.8

Segment Sales	$253.8	$121.53	$198.5	$104.75	$164.1	$90.82
Segment Cash Cost of Sales	156.3	74.84	118.5	62.54	107.5	59.50
Segment Cash Margin	97.4	46.69	80.0	42.21	56.6	31.32

Other Thermal
Tons Sold	2.3		2.5		2.3

Segment Sales	$81.6	$34.89	$94.1	$36.96	$80.1	$35.43
Segment Cash Cost of Sales	67.3	28.76	70.5	27.68	56.3	24.88
Segment Cash Margin	14.3	6.13	23.6	9.28	23.9	10.55

Total Segment Cash Margin	$135.6		$152.1		$110.4

Selling, general and administrative expenses	(26.7)		(22.9)		(24.4)
Other	13.7		(4.3)		11.8

Adjusted EBITDA	$122.6		$124.9		$97.8

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In millions, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.

The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated income statements, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended December 31, 2018 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Revenues in the consolidated income statements	$236,014	$302,915	$106,887	$5,146	$650,962
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	3,516	—	3,516
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	5,146	5,146
Transportation costs	4,142	49,077	21,732	—	74,951
Non-GAAP Segment coal sales revenues	$231,872	$253,838	$81,639	$—	$567,349
Tons sold	19,521	2,089	2,340
Coal sales per ton sold	$11.88	$121.53	$34.89

Quarter ended September 30, 2018 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Revenues in the consolidated income statements	$261,927	$236,328	$130,663	$4,262	$633,180
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	2,522	—	2,522
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	4,262	4,262
Transportation costs	3,592	37,857	34,031	—	75,480
Non-GAAP Segment coal sales revenues	$258,335	$198,471	$94,110	$—	$550,916
Tons sold	21,486	1,895	2,546
Coal sales per ton sold	$12.02	$104.75	$36.96

Quarter ended December 31, 2017 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Revenues in the consolidated income statements	$244,191	$195,661	$109,100	$11,292	$560,244
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	182	—	182
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	11,292	11,292
Transportation costs	4,306	31,545	28,771	—	64,622
Non-GAAP Segment coal sales revenues	$239,885	$164,116	$80,147	$—	$484,148
Tons sold	19,473	1,807	2,262
Coal sales per ton sold	$12.32	$90.82	$35.43

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In millions, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated income statements, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended December 31, 2018 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Cost of sales in the consolidated income statements	$212,434	$205,390	$89,040	$7,141	$514,005
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	120	—	—	—	120
Transportation costs	4,142	49,077	21,732	—	74,951
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	4,746	4,746
Other (operating overhead, certain actuarial, etc.)	—	—	—	2,395	2,395
Non-GAAP Segment cash cost of coal sales	$208,172	$156,313	$67,308	$—	$431,793
Tons sold	19,521	2,089	2,340
Cash cost per ton sold	$10.66	$74.84	$28.76

Quarter ended September 30, 2018 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Cost of sales in the consolidated income statements	$214,921	$156,353	$104,516	$6,239	$482,029
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	1,528	—	—	—	1,528
Transportation costs	3,592	37,857	34,031	—	75,480
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	3,174	3,174
Other (operating overhead, certain actuarial, etc.)	—	—	—	3,065	3,065
Non-GAAP Segment cash cost of coal sales	$209,801	$118,496	$70,485	$—	$398,782
Tons sold	21,486	1,895	2,546
Cash cost per ton sold	$9.76	$62.54	$27.68

Quarter ended December 31, 2017 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Cost of sales in the consolidated income statements	$214,006	$139,059	$85,038	$13,119	$451,222
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	(229)	—	—	—	(229)
Transportation costs	4,306	31,545	28,771	—	64,622
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	11,405	11,405
Other (operating overhead, certain actuarial, etc.)	—	—	—	1,714	1,714
Non-GAAP Segment cash cost of coal sales	$209,929	$107,514	$56,267	$—	$373,710
Tons sold	19,473	1,807	2,262
Cash cost per ton sold	$10.78	$59.50	$24.88

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations, amortization of sales contracts and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company’s core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles.  The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments.  Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(Unaudited)
Net income	$86,094	$81,271	$312,577	$238,450
Benefit from income taxes	(3,351)	(34,771)	(52,476)	(35,255)
Interest expense, net	2,691	4,945	13,689	24,256
Depreciation, depletion and amortization	27,536	27,928	119,563	122,464
Accretion on asset retirement obligations	6,993	7,383	27,970	30,209
Amortization of sales contracts, net	1,567	11,082	11,107	53,985
Gain on sale of Lone Mountain Processing, Inc.	—	277	—	(21,297)
Non-service related pension and postretirement benefit costs	996	166	3,202	1,940
Net loss resulting from early retirement of debt and debt restructuring	—	—	485	2,547
Reorganization items, net	60	(494)	1,661	2,398

Adjusted EBITDA	$122,586	$97,787	$437,778	$419,697